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                                                                  EXHIBIT 3.1(i)

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
[SEAL]   DEAN HELLER                           Certificate of             Office Use Only:
         Secretary of State                       Amendment
                                         (PURSUANT TO NRS 78-385 and
         202 North Carson Street                  78-390)
         Carson City, Nevada 89701-4201
         (775) 684 5708
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         Important: Read attached instructions before completing form.
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             Certificate of Amendment to Articles of Incorporation
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                        For Nevada Profit Corporations
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         (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
                            - Remit in Duplicate -

1.   Name of corporation:  GeoAlert, Inc.
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________________________________________________________________________________

2. The articles have been amended as follows (provide article numbers, if available):

   The Articles of Incorporation have been amended by deleting Article Four of
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   the Articles of Incorporation in its entirety and replacing it in its
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   entirety with new Article Four, which is attached to this Certificate of
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   Amendment as an Appendix.
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3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 52.0 percent.*
                                                       ------------

4. Officer Signature (Required):

  /s/ Michael G. Bachmann            /s/ Christine N. Bachmann
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Michael G. Bachmann, President     Christine N. Bachmann, Secretary & Treasurer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.
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                          Appendix to Certificate of
                    Amendment to Articles of Incorporation

     "ARTICLE FOUR. [CAPITAL STOCK]. The total authorized capital stock of the corporation shall be Two Hundred Million (200,000,000) shares of which number all such shares shall be shares of common stock, par value $0.001 per share (the "common stock"). The total authorized capital stock of the corporation shall not be changed by the transaction described below.

     At the time this Certificate of Amendment becomes effective, and without any further action on the part of the corporation or its stockholders, each one (1) share of common stock then issued and outstanding, shall be changed and reclassified into three (3) fully paid and nonassessable shares of common stock. The capital account of the corporation shall not be increased or decreased by such change and reclassification. To reflect the said change and reclassification, each certificate representing shares of common stock theretofore issued and outstanding, shall represent three (3) times the number of shares of common stock, issued and outstanding after such change and reclassification; and the holder of record of each such certificate shall be entitled to receive a new certificate representing a number of shares of common stock of the kind authorized by this amendment, equal to three (3) times the number of shares represented by said certificate for theretofore issued and outstanding shares, so that upon this amendment becoming effective, each holder of record of one (1) share of the common stock shall have, or be entitled to, a certificate representing three (3) shares of common stock of the kind authorized by this amendment.

     The holders of shares of capital stock of the corporation shall not be entitled to pre-emptive or preferential rights to subscribe to any unissued stock or any other securities which the corporation may now or hereafter be authorized to issue.

     The corporation's capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

     The stockholders shall not possess cumulative voting rights at all shareholders meetings called for the purpose of electing a Board of Directors."

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